Exhibit 99.7

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, William J. Popejoy, hereby consent to be named as a prospective director of New Century REIT, Inc. in the Registration Statement on Form S-4 of New Century REIT, Inc., dated April 22, 2004, and any amendments thereto.

/s/ William J. Popejoy
William J. Popejoy

Dated: April 19, 2004